Exhibit 12.1

505 Montgomery Street, Suite 2000

San Francisco, California 94111-6538

Tel: +1.415.391.0600 Fax: +1.415.395.8095

www.lw.com

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December 22, 2025

Groundfloor Loans 3 LLC

1201 Peachtree St NE

Suite 1104 – 400 Colony Square

Atlanta, GA 30361

Re: Groundfloor Loans 3 LLC – Securities Qualified Under Offering Statement on Form 1-A

To the addressees set forth above:

We have acted as counsel to Groundfloor Loans 3 LLC, a Delaware limited liability company (the “Company”), in connection with the proposed issuance of up to 75,000,000 common shares representing limited liability company interests of the Company, $1.00 per share (the “Shares”).The Shares are included in an offering statement on Form 1-A under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2025 (CIK No. 0002098126 ) (the “Offering Statement”). The Shares are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is included in the Offering Statement as Exhibit 4.1 (collectively, the “Subscription Agreements”). This opinion is being furnished in connection with the requirements of Form 1-A, Part III, Item 17.12, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or related Offering Circular, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the Company in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Subscription Agreements, the issue and sale of the Shares will have been duly authorized by all necessary limited liability company action of the Company, and the Shares will be validly issued and fully paid.

This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP

Latham & Watkins LLP